Exhibit 99.1

BLOCKBUSTER INC. COMPLETES OFFERING OF

SERIES A CUMULATIVE CONVERTIBLE

PERPETUAL PREFERRED STOCK

DALLAS, Nov. 15, 2005 – Blockbuster Inc. (NYSE: BBI, BBI.B) today announced that it has completed a private offering of 150,000 shares of its 7½% Series A Cumulative Convertible Perpetual Preferred Stock (the “Shares”) to Qualified Institutional Buyers pursuant to Rule 144A under the Securities Act of 1933. The initial purchasers have an over-allotment option to purchase an additional 22,500 Shares. Blockbuster received gross proceeds of $150,000,000 from the offering which it intends to use to repay a portion of its borrowings under its revolving credit facility and for general corporate purposes.

The offering closed simultaneously with the closing of the third amendment to Blockbuster’s existing credit agreement.

Neither the Shares nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended, or any state securities laws, and will not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Contact:	Press Karen Raskopf Senior Vice President, Corporate Communications (214) 854-3190 or Randy Hargrove Sr. Director, Corporate Communications (214) 854-3190
Analysts/Investors Mary Bell Senior Vice President, Investor Relations (214) 854-3863 or Angelika Torres Director, Investor Relations (214) 854-4279